UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 29, 2009
Cinemark Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33401 (Commission File Number)	20-5490327 (IRS Employer Identification No.)
3900 Dallas Parkway, Suite 500, Plano, Texas 75093
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: 972.665.1000
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
     Effective May 26, 2009, Cinemark Holdings, Inc. (the “Company”, “us” or “our”) entered into an employment agreement with Steve Bunnell — Senior Vice President — Film Licensing (the “Employment Agreement”). A summary of the Employment Agreement is as follows:
     The initial term of the Employment Agreement is two years, ending on May 27, 2011, subject to an automatic extension for a one-year period, unless the Employment Agreement is terminated. Mr. Bunnell will receive a base salary of $300,000 per year, which is subject to review during the term of the Employment Agreement for increase (but not decrease) each year by the Compensation Committee. In addition, Mr. Bunnell is eligible to receive an annual cash incentive bonus upon the Company meeting certain performance targets established by the Compensation Committee for the fiscal year. Mr. Bunnell qualifies for our 401(k) matching program and is also entitled to certain additional benefits including life insurance and disability.
     The Employment Agreement provides for severance payments upon termination of his employment, the amount and nature of which depends upon the reason for the termination of employment. If Mr. Bunnell resigns for good reason (as defined in the Employment Agreement) or is terminated by us without cause, Mr. Bunnell will receive, in a lump sum, subject to applicable Section 409A requirements, accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Bunnell; an amount equal to Mr. Bunnell’s annual base salary in effect as of the date of such termination payable for a period equal to the longer of the balance of the term or twelve (12) months and an amount equal to the most recent annual bonus he received prior to the date of termination payable within thirty (30) days of the end of the current fiscal year. Mr. Bunnell and his dependants will also be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date.
     In the event Mr. Bunnell’s employment is terminated due to his death or disability, Mr. Bunnell or his estate will receive, in a lump sum: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Bunnell; an amount equal to Mr. Bunnell’s annual base salary in effect at the time of termination, provided, in the case of disability, such amount shall be offset by the amount of base salary paid by the Company to Mr. Bunnell or his representative following the date he was first unable to substantially perform his duties under his Employment Agreement through the date of termination and any benefits payable to Mr. Bunnell and/or his beneficiaries in accordance with the terms of any applicable benefit plan. Mr. Bunnell and/or his dependants will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date.
     In the event Mr. Bunnell’s employment is terminated by us for cause or under a voluntary termination (as defined in the Employment Agreement), Mr. Bunnell will receive accrued base salary through the date of termination and any previously vested rights under an incentive compensation plan in accordance with the terms of such plan.
     The Employment Agreement contains various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein) and non-solicitation.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINEMARK HOLDINGS, INC.
By:	/s/ Michael D. Cavalier
	Name:	Michael D. Cavalier
	Title:	Senior Vice President — General Counsel

Date: May 29, 2009

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